Exhibit 99.1

FOR IMMEDIATE RELEASE
Universal Electronics Files Patent Infringement Suit against
Peel Technologies, Inc.
Company Claims Infringement of Five of its United States Patents
SANTA ANA, CA - September 23, 2013 - Universal Electronics Inc. (UEI) (NASDAQ: UEIC), a global leader in remote control technologies, announced it has filed a lawsuit in the United States District Court in the state of California against Peel Technologies, Inc. (Peel), based in Mountain View, California, for patent infringement. UEI seeks a permanent injunction in addition to monetary damages against Peel.
“The decision to move forward with this action was made only after all other options had been exhausted,” stated Paul Arling, Chairman and CEO of Universal Electronics. “UEI has a significant investment in these technological advancements, some of which are included in our recent innovative products, but also used in many products dating back well over 10 years. UEI has a history of building collaborative partnerships but, unfortunately, it sometimes becomes necessary to protect our investments through legal channels.”
Since its founding in 1986, UEI has been at the forefront of developing innovative control solutions for traditional remote controls, introducing such industry standard features as user-programmable macro keys, digit entry code setup, code upgradability, and many others.
Additionally, UEI has long been an innovator in the smart device space. In early 2002, UEI, in partnership with HP, launched the first universal remote control app (Nevo®) in one of the world's first hand-held smart devices, the HP iPAQ Pocket PC Personal Digital Assistant (PDA).
UEI continues to build on these early innovations, expanding its knowledge and expertise for today's global smartphone and tablet customers that include many leaders in the market.
With millions of users of its core IR code libraries and related technology and intellectual property, UEI has earned a reputation as the industry innovator in the remote control market. With over 260 patents issued and pending, UEI takes great pride in its intellectual property assets, as well as protecting the interests of its customers and licensees.
In this lawsuit, UEI asserts infringement by Peel of the following five United States Patents:

•	United States No. 7,218,243, entitled "System and Method For Automatically Setting Up A Universal Remote Control";

•	United States Patent No. 7,831,930, entitled "System and Method For Displaying A User Interface For A Remote Control Application";

•	United States Patent No. 7,889,112, entitled "Dynamic Linking Of Codesets In Universal Remote Control Devices";

•	United States Patent No. 7,589,642, entitled "Relaying Key Code Signals Through A Remote Control Device"; and

•	United States Patent No. 6,938,101, entitled “Hand Held Device Having A Browser Application”

About Universal Electronics

Founded in 1986, Universal Electronics Inc. (UEI) is the global leader in wireless control technology for the connected home. UEI designs, develops, and delivers innovative solutions that enable consumers to control entertainment devices, digital media, and home systems.  The company's broad portfolio of patented technologies and database of infrared control software have been adopted by many Fortune 500 companies in the consumer electronics, subscription broadcast, and computing industries. UEI sells and licenses wireless control products through distributors and retailers under the One For All® brand name. For additional information, visit our website at www.uei.com.

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Safe Harbor Statement
This press release contains forward-looking statements that are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development, delivery and market acceptance of products and technologies identified in this release; the continued penetration and growth of the products and consumer technologies identified in this release; and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward looking statement due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
Contacts:
UEI: Benny Canady, Corporate Marketing and Public Relations, (714) 918-9500